Exhibit 99.1

Medical Staffing Network Announces Realignment of Its Business Model

Anticipates Sequential Improvement in Third Quarter AEBITDA

BOCA RATON, Fla.--(BUSINESS WIRE)--October 30, 2008--Medical Staffing Network Holdings, Inc. (NYSE: MRN) today announced that it is realigning its per diem branch network. The Company will be increasingly focused on expanding its local contract business. Local contract staffing is assignments that range two weeks in length or longer and are filled through a local branch. Over the past few months, the Company has increased its local contract staffing to approximately 25% of the per diem division’s revenue.

In addition, the Company’s actions are in response to recent successes in its vendor management services (VMS) operations. The VMS group has been awarded six contracts during 2008, which further reduces its dependency on daily transactional business. The success of the VMS division together with the focus on local contract staffing has enabled the Company to increase the visibility of its revenue stream. As a result, on October 28, 2008, the Company decided to consolidate its national branch footprint by closing 20 per diem locations where local contract and VMS business opportunities were less evident.

Through technological advancements and focusing on local contract business, a majority of these closed branch locations will be serviced either from a nearby location or from a “virtual” office setting from the Company’s corporate location. The Company anticipates that the loss of the closed locations’ income from operations will be entirely offset by a reduction in salaries and related expenses for operations and corporate personnel. The Company expects to incur a charge of approximately $6.7 million in the fourth quarter of 2008. The charge will be comprised of approximately $1.0 million relating to severance costs and lease termination and approximately $5.7 million in non-cash goodwill impairment relating to the closure of the branches.

Commenting on the action plan, Robert Adamson, Chairman and Chief Executive Officer, stated, “While the current environment of the temporary nurse staffing industry remains difficult, our third quarter AEBITDA will be sequentially higher than that of the second quarter. Over the past few quarters, we have considered fine tuning our per diem division’s business plan model as we believe local contract staffing and VMS arrangements provide more visibility to the Company’s revenue stream as well as more stability to a local healthcare professional’s work week. We expect that this realignment to the per diem division’s business model in conjunction with the recent VMS wins will increase the quality of our future earnings as well as allow us to focus more of our attention on increasing local contract staffing and our other product lines.”

Company Summary

Medical Staffing Network Holdings, Inc. is the third largest diversified healthcare staffing company in the United States as measured by revenues. The Company is the leading provider of per diem nurse staffing services and is also a leading provider of travel, allied health and vendor managed services.

Discussion of AEBITDA

AEBITDA consists of net income (loss) before income taxes, interest, loss on early extinguishment of debt, depreciation and amortization, restructuring and other charges, outsourcing implementation costs and non-cash impairment of goodwill, which might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include all statements other than those made solely with respect to historical fact. These statements involve known and unknown risks, uncertainties and other factors that may cause the registrant’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include our ability to recognize the benefits of the realignment of our per diem branch network, the amount of costs, expenses, and charges related to the realignment of our per diem branch network, and other factors, which can be found in our Form 10-K for the year ended December 30, 2007 and our other filings with the Securities and Exchange Commission. Forward-looking statements in this press release should be evaluated in light of these important factors. Although the registrant believes that these statements are based upon reasonable assumptions, the registrant cannot provide any assurances regarding future results. The registrant undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Medical Staffing Network Holdings, Inc.
Jeff Yesner, Chief Accounting Officer, 561-322-1303